Exhibit 99.1
CVG Announces Election of Jeffrey S. Niew to Board of Directors
NEW ALBANY, Ohio, December 12, 2024 (GLOBE NEWSWIRE) – Commercial Vehicle Group (the “Company” or “CVG”) (NASDAQ: CVGI), a diversified industrial products and services company, today announced that its Board of Directors (the “Board”) has elected Jeffrey S. Niew (58 years old) as an independent director to the Board, effective December 16, 2024.
Mr. Niew is the President & CEO (since 2013) of Knowles Corporation, a global market leader of highly engineered solutions utilizing semiconductors and electronic components technologies across a wide array of products and end markets. He was formerly the Vice President of Dover Corporation and President and CEO (from 2011 to February 2014) of Dover Communication Technologies. In 2014, Mr. Niew led the spin-off of Knowles from its previous owner Dover Corporation to a NSYE publicly traded company. Mr. Niew joined Knowles Electronics LLC in 2000, and became Chief Operating Officer in 2007, President in 2008 and President and CEO in 2010. Prior to joining Knowles Electronics, Mr. Niew was employed by Littelfuse, Inc. (from 1995 to 2000) where he held various positions in product management, sales and engineering in the Electronic Products group, and by Hewlett-Packard Company (from 1988 to 1994) where he served in various engineering and product management roles in the Optoelectronics Group. Other Board Experience: Mr. Niew is a member of the Advisory Board of the University of Illinois College of Engineering. He holds a bachelor’s degree in mechanical engineering from the University of Illinois at Chicago.
“My fellow Board members and I are delighted to welcome Jeffrey to the Board," said Robert Griffin, Chair of the Board of Directors. "His extensive experience with multi-unit operations across regions, as well as his current role leading a large, dispersed organization will be tremendous assets to our Board."
“Being elected to the CVG Board of Directors is a significant honor,” said Mr. Niew. “I am excited to work alongside the Board’s distinguished leaders to help guide the Company into the future.”
Mr. Niew will stand for re-election at the Company’s 2025 Annual Meeting of Stockholders.
About CVG
At CVG, we deliver real solutions to complex design, engineering and manufacturing problems while creating positive change for our customers, industries, and communities we serve. Information about the Company and its products is available on the internet at www.cvgrp.com.
Investor Relations Contact:
Ross Collins or Stephen Poe
Alpha IR Group
CVGI@alpha-ir.com

Media Contact:
Patrick Woolford, Director, Communications
Patrick.woolford@cvgrp.com
CVG GLOBAL HEADQUARTERS
7800 Walton Parkway | New Albany, OH | 43054 | 614.289.5360